Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 6, 2021, with the respect to the consolidated financial statements of Chobani Global Holdings, LLC in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of Chobani Inc. for the registration of shares of Class A common stock.

/s/ Ernst & Young LLP

Buffalo, New York

September 29, 2021